Exhibit (17)(c)

CONSENT OF HOULIHAN LOKEY CAPITAL, INC.

December 9, 2019

Alcentra Capital Corporation

200 Park Avenue, 7th Floor

New York, NY 10166

Attention: Independent Committee of the Board of Directors

RE:

Joint Proxy Statement of Alcentra Capital Corporation (“Alcentra Capital Corporation”) and Crescent Capital BDC, Inc. (“Crescent Capital BDC”) / Prospectus of Crescent Reincorporation Sub, Inc. (“Crescent Reincorporation Sub”) which forms part of Amendment No. 2 to the Registration Statement on Form N-14 of Crescent Reincorporation Sub (“Registration Statement”).

Dear Members of the Independent Committee:

Reference is made to our opinion letter (“opinion”), dated August 12, 2019, to the Independent Committee of the Board of Directors (the “Independent Committee”) of Alcentra Capital Corporation. We understand that Alcentra Capital Corporation has determined to include our opinion in the Joint Proxy Statement of Alcentra Capital Corporation and Crescent Capital BDC /Prospectus of Crescent Reincorporation Sub (the “Joint Proxy Statement/Prospectus”) included in the above referenced Amendment No. 2 to the Registration Statement.

Our opinion was provided for the Independent Committee (in its capacity as such) in connection with its consideration of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. In that regard, we hereby consent to the reference to our opinion in the Joint Proxy Statement/Prospectus included in Amendment No. 2 to the Registration Statement filed with the Securities and Exchange Commission as of the date hereof under the captions “SUMMARY — Reasons for the Transactions,” “SUMMARY — Opinion of the Financial Advisor to the Independent Director Committee of the Alcentra Capital Board,” “DESCRIPTION OF THE TRANSACTIONS — Background of the Transactions,” “DESCRIPTION OF THE TRANSACTIONS — Reasons for the Transactions,” and “DESCRIPTION OF THE TRANSACTIONS — Opinion of the Financial Advisor to the Independent Director Committee of the Alcentra Capital Board” and to the inclusion of our opinion as Annex C-1 to Amendment No. 1 to the Registration Statement. Notwithstanding the foregoing, it is understood that this consent is being delivered solely in connection with the filing of the above-mentioned Amendment No. 2 to the Registration Statement as of the date hereof and that our opinion is not to be filed with, included in or referred to in whole or in part in any registration statement (including any other amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.